Filed pursuant to Rule 433
                                                         Dated November 13, 2006
                       Relating to Prospectus Supplement dated November 13, 2006
                                        to Registration Statement No. 333-134219


                               PRICING TERM SHEET

         (To Preliminary Prospectus Supplement dated November 13, 2006)

Issuer:                    Southern Power Company

Security:                  Series E 6.375% Senior Notes due November 15, 2036

Ratings:                   Baa1/BBB+/BBB+ (Moody's/S&P/Fitch)

Size:                      $200,000,000

Public Offering Price:     100.00%

Maturity:                  November 15, 2036

Treasury Benchmark:        4.50% due February 15, 2036

US Treasury Yield:         4.705%

Spread to Treasury:        167 basis points

Redemption Terms:          Prior to November 15, 2016, make-whole call
                              at T+35 bps.
                           On or after November 15, 2016, at 100% of the
                              principal amount.

Coupon:                    6.375%

Interest Payment Dates:    May 15 and November 15 of each year beginning
                              May 15, 2007

Format:                    SEC Registered

Transaction Date:          November 13, 2006

Expected Settlement Date:  November 21, 2006 (T+6)

Joint Lead Managers:       Citigroup Global Markets Inc.
                           Lehman Brothers Inc.

Co-Managers:               Lazard Capital Markets LLC
                           Morgan Keegan & Company, Inc.

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Southern Power Company collect at 404-506-5000, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Lehman Brothers Inc. toll-free at 1-888-603-5847.